Exhibit 99.1

News Release
For Release July 20, 2005
10:00 A.M.

Contact:   Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or
                  Robin D. Brown, Senior Vice President & Director of Marketing
                  (803) 951- 2265

First Community Corporation Releases Second Quarter Earnings

Lexington, S.C. July 20, 2005 – Today First Community Corporation, the holding company for First Community Bank, reported net income for year-to-date 2005 and the second quarter of 2005. Net income for the six months ended June 30, 2005 was $1.5 million compared to $852 thousand in 2004, an increase of 74.5%. Year-to-date diluted earnings per share for 2005 were $.50 compared to $.51 in 2004. Total assets were $462.1 million at June 30, 2005 compared to $234.5 million at June 30, 2004 an increase of 97.1%. Shareholders’ equity at June 30, 2005 was $50.9 million compared to $19.8 million at June 30, 2004. Net income for the second quarter was $707 thousand compared to the second quarter of 2004 net income of $431 thousand, an increase of 64.0%. Diluted earnings per share were $.24 for the second quarter of 2005 compared to $.26 in the second quarter of 2004. The information during for the year-to-date 2005 and the second quarter of 2005 reflects the results of the merger with DutchFork Bancshares, the holding company of Newberry Federal Savings Bank, which was consummated on October 1, 2004.

In addition to releasing second quarter earnings, the company also announced that the board of directors had approved a cash dividend for the second quarter of 2005. The company declared a $.05 per share dividend, payable August 12, 2005 to shareholders of record as of August 1, 2005.

Mike Crapps, president and chief executive officer commented on the company’s recent performance by saying, “Second quarter financial results were led by net income of $707 thousand and diluted earnings per share of $.24 per share. We are pleased with the loan growth that was experienced in the second quarter as loans grew by approximately $12.5 million, which is an annualized growth rate of approximately 26.3%. Deposit growth has lagged behind where we had anticipated, and lower long term interest rates and the resulting flat yield curve has negatively impacted the net interest margin. Net interest margin should improve as we continue to shrink the investment portfolio as a percentage of our earning assets by growing the loan portfolio. Continued growth in net income and earnings per share will be accomplished through organic loan and deposit growth in all eleven locations as well as continued implementation of our overall growth strategy.” Mike Crapps also noted that in August of this year the bank celebrates its tenth anniversary, a significant milestone in the life of the company. In addition, the bank has recently begun construction on a three-story, 27,000 square foot administrative center to be located adjacent to the bank’s Lexington banking office.

First Community Corporation is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina. First Community operates eleven banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce — West Columbia, Chapin, Northeast, Prosperity, Newberry (2), and Red Bank. First Community Corporation stock trades on the NASDAQ Small Cap Market under the symbol “FCCO”.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA
(Dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004

Interest Income	$5,244	$2,583	$10,108	$5,159
Interest Expense	1,985	577	3,679	1,129
Net Interest Income	3,259	2,006	6,429	4,030
Provision for Loan Losses	72	64	138	130
Net Interest Income After Provision	3,187	1,942	6,291	3,900
Non-interest Income:
Deposit service charges	304	207	586	396
Mortgage origination fees	92	75	171	132
Gain on sale of securities	7	-	188	-
Other	227	142	424	273
Total non-interest income	630	424	1,369	801
Non-interest Expense:
Salaries and employee benefits	1,521	898	3,030	1,799
Occupancy	187	107	372	208
Equipment	321	222	651	445
Marketing and public relations	83	82	171	181
Amortization of intangibles	149	44	297	89
Other	606	353	1,131	684
Total non-interest expense	2,867	1,706	5,652	3,406
Income Before Taxes	950	660	2,008	1,295
Income Tax Expense	243	229	521	443
Net Income	$707	$431	$1,487	$852

Primary Earnings Per Share	$0.25	$0.27	$0.53	$0.53
Diluted Earnings Per Share	$0.24	$0.26	$0.50	$0.51

Average number of shares outstanding	2,836,208	1,606,309	2,824,586	1,602,057
Return on Average Assets	0.60%	0.80%	0.66%	0.80%
Return on Average Equity	5.70%	8.70%	5.96%	8.60%
Net Interest Margin (non taxable equivalent)	3.37%	3.89%	3.35%	4.04%
Net Interest Margin (taxable equivalent)	3.51%	3.90%	3.50%	4.10%

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA
(Dollars in thousand, except per share data)

	At June 30,		December 31,
	2005	2004	2004

Total Assets	$462,101	$234,479	$455,706
Investment Securities	187,978	62,772	196,026
Loans	202,533	129,775	186,771
Allowance for Loan Losses	2,668	1,782	2,764
Total Deposits	336,040	201,178	337,064
Other Borrowings	72,578	12,412	65,466
Shareholders' Equity	50,854	19,836	50,463

Book Value Per Share	$17.91	$12.29	$18.09
Tangible Book Value Per Share	$8.29	$11.87	$8.19
Equity to Assets	11.0%	8.5%	11.1%
Loan to Deposit Ratio	60.3%	64.5%	55.4%
Allowance for Loan Losses/Loans	1.3%	1.4%	1.5%

Average Balances:

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004

Average Total Assets	$454,291	$224,391	$458,938	$216,631
Average Loans	196,374	129,427	192,539	126,905
Average Earning Assets	388,286	207,330	387,170	200,453
Average Deposits	335,230	193,212	333,907	185,641
Average Other Borrowings	66,620	10,145	66,573	10,037
Average Shareholders' Equity	50,009	19,978	50,312	19,890

Asset Quality
Nonperforming Assets:
Non-accrual loans	$428	$191	$428	$191
Other real estate owned	404	-	404	-
Accruing loans past due 90 days or more	120	-	120	-
Total nonperforming assets	$952	$191	$952	$191
Net Charge-offs	$259	$74	$234	$54
Net Charge-offs to Average Loans	0.13%	0.05%	0.12%	0.04%

Post Office Box 64 / Lexington, SC 29071